Exhibit 10.1

SUBSCRIPTION OF SHARES AGREEMENT

between

CG Malta Holding Limited and

xSigma Entertainment Limited

SUBSCRIPTION OF SHARES AGREEMENT

This Subscription of Shares Agreement (hereinafter referred to as the “Agreement”) is being entered into this 4th day of the month of April, of the year 2021.

Between:

On the first part:-

CG Malta Holding Limited, a limited liability company incorporated and existing under the laws of Malta bearing registration number C 87174 with registered office at Level 3 (Suite No. 2172), Tower Business Centre, Tower Street, Swatar, Birkirkara BKR 4013, Malta represented herein by Daniel Eric Graetzer, a British national and holder of British Passport No. 508773876 and residing at Calle Del Barco 5 1-A, Madrid 28004, Spain, (hereinafter referred to as the "Company") ;

Subscription and

On the second part:-

xSigma Entertainment Limited, a company incorporated and existing under the laws of the British Virgin Islands, bearing registration number 2057319 with registered office situated at OMC Chamber, Wickhams Cay I, Road Town, Tortola, British Virgin Islands represented herein by Jiancong Huang a Chinese national and holder of the People’s Republic of China Passport No. E62850043 and residing at No. 678 Dingxiang Road, Binhai Industrial Park, Economic & Technology Development Zone, Wenzhou, Zhejiang Province, People’s Republic of China 325025 (hereinafter referred to as the " Subscriber");

And for the purposes of acknowledging and confirming the contents of this Agreement:

On the Third Part:-

Daniel Eric Graetzer, a British national and holder of British Passport No. 508773876 and residing at Calle Del Barco 5 1-A, Madrid 28004, Spain (hereinafter called the "Shareholder");

(The Company or, the Subscription Subscriber shall hereinafter be individually each referred to as a “Party” and collectively referred to as the “Parties”)

PREAMBLES:

WHEREAS the Company, in terms of the latest amendments made to the Memorandum & Articles Association, has an authorised share capital of one hundred million Euro (€100,000,000) divided into one hundred million (100,000,000) Ordinary Shares of one Euro (€1.00) each and an issued share capital of one thousand two hundred Euro (€1,200) divided into one thousand two hundred (1,200) Ordinary Shares of one Euro (€1.00) each;

WHEREAS the Subscriber is desirous of subscribing to one hundred sixty-four (164) Ordinary Shares at a premium of ninety-one thousand four hundred sixty-three United States Dollars and forty-two cents ($91,463.42) ( or equivalent in Euro subject to the exchange rate mutually agreed by the Parties) (hereinafter referred to as the “First Shares”), equivalent to twelve per cent (12%) shareholding/ownership in the Company post-offering, which is desirous of issuing and allotting the said Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the Subscriber is desirous of subscribing to an additional amount of Ordinary Shares in the Company for the total purchase price of thirty-five million United States Dollars (USD 35 million) or Euro equivalent which would ultimately guarantee to the Subscriber a total of twenty-five per cent (25%) shareholding/ownership in the Company post- offering(hereinafter referred to as the the “Second Shares”) (the First Shares and Second Shares hereinafter collectively referred to as the “Shares”). The issuance and allotment of the said Second Shares are based on the terms and subject to the conditions set forth in this Agreement and subject to the signing of a second share subscription agreement between the Parties.

NOW THEREFOR IT IS HEREBY AGREED AS FOLLOWS:

1.	SUBJECT MATTER

1.1	The Company Subscription hereby issued and allots the First Shares to the Subscriber (together with all rights attaching thereto at the date of this Agreement and subject to the terms and conditions herein below mentioned), and the Subscriber hereby accepts and acquires the First Shares.

1.2	The Company and the Subscriber hereby agree to waive any pre-emption rights they may have for the purposes of the present share Subscription.

1.3	The Company hereby regulates the future subscription of the Second Shares to the Company subject to the terms and conditions herein below mentioned and subject to the rights attaching thereto upon the obligatory signing of a second share subscription agreement between the Parties, and the Subscriber hereby accepts the obligation to acquire the Second Shares.

1.4	The Company or and the Subscriber hereby agree to waive any pre-emption rights they may have for the purposes of the future share subscription of the Second Shares.

2.	PRICE

2.1	The First Shares are being subscribed by the Subscriber for the total price of fifteen million United States Dollars ($15,000,000) (hereinafter referred to as the "Price"), payable by the Subscriber to the Company.

2.2	The Parties agree that the Second Shares shall be subscribed by the Subscriber for the total price of thirty-five million United States Dollars ($35,000,000) payable by the Subscriber to the Company upon signing of a second share subscription agreement not later than four (4) months from the date of signing of this Agreement.

2.3	In the event that the Subscriber fails to abide by its obligation as outlined above in sub- clause 2.2 of this Agreement, the Subscriber agrees to, immediately and no later than thirty (30) days from the lapse of the four (4) month period mentioned above (the “Second Subscription Deadline”), either: (i) forfeit two per cent (2%) shareholding/ownership in the Company; or (ii) pay a sum equivalent to Three Million United States Dollars (USD 3,000,000), or the equivalent in Euro, by way of compensation to the Company for any such failure. As consideration for this provision, the Company agrees that the Subscriber shall have the exclusive right to the Second Shares and shall not offer the Second Shares to any party other than the Subscriber prior to expiration of the Second Subscription Deadline at any valuation of the Company.

2.4	The Price is being paid, now on this Agreement, by the Subscriber to the Company or, who accepts and gives due receipt thereof, and this in full and final settlement of the Price. The following are the bank details into which the Price shall be paid:

Either

SPARKASSE BANK ACCOUNT CG MALTA HOLDING LIMITED

10.00.0035546.000 - GIRO ACCOUNT

IBAN: MT96SBMT55505000010000035546000

Or

Bank of Valletta p.l.c USD Account CSB Trustees & Fiduciaries Limited

IBAN: MT83VALL22013000000040015854913 SWIFT/BIC Code: VALLMTMT

Or

MVB BANK INC

CG Trading Inc

ABA Routing Number: 051504597 Account Number: 160806

As may be mutually agreed between the Parties.

3.	GENERAL REPRESENTATIONS AND WARRANTIES

3.1	The Company warrants that the First Shares are being issued and allotted to the Subscriber free from all pledges, charges, encumbrances, liability pledge or other indebtedness and third-party rights and together with all rights attaching thereto.

3.2	The Parties respectively represent and warrant that they have full power and authority to enter into this Agreement and, where relevant, to carry out their obligations thereunder. This Agreement has been duly executed by the Parties and constitutes valid and binding obligations of the said Parties enforceable in accordance with its terms and conditions.

3.3	The persons signing the Agreement declare that they are duly empowered to sign the said Agreement and that there are no further consents or approvals required for the execution or performance of the Agreement that have not been duly obtained.

3.4	In the event that any representation or warranty given by the Company in this Agreement is shown to be incorrect or inaccurate the Company agrees to indemnify the Subscriber against and hold the Subscriber harmless from any and all losses incurred or suffered by the Subscriber relating to or arising out of or in connection with any breach of or any inaccuracy in any representation or warranty. In addition, if any of representations and warranties of the Company set out in Sections 5 is shown to be materially incorrect or inaccurate, the Subscriber, in addition to any other amounts that be due from the Company to the Subscriber hereunder, shall be entitled to liquidated damages and equitable relief as permitted by the applicable law.

3.5	The representations and warranties contained in this Agreement shall survive and continue in full force and effect indefinitely.

4.	REPRESENTATION AND WARRANTIES OF THE SUBSCRIBER

The Subscriber hereby represents and warrants to the t Company as follows:

4.1	Authorization and Binding Effect – The Subscriber has the full right, power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Subscriber, enforceable against the Subscriber in accordance with its terms.

4.2	Compliance with Laws and Other Instruments - To the knowledge the Subscriber, the execution and delivery by the Subscriber, the consummation of the Subscription of shares contemplated hereby and the performance by the Subscriber of its obligations hereunder, will not conflict with, or result in any violation of or default under any provision of any governing instrument applicable to the Subscriber, or any agreement or instrument to which the Subscriber is a party or by which the Subscriber or any of its properties is bound, or any license, permit, franchise, judgment, order, writ, decree, statute, rule or regulation applicable to the Subscriber or any of its businesses or properties. The Subscriber’s investment in the Shares is permitted by all applicable laws. The purchase of the Shares is not part of a plan or scheme to evade registration under any laws or regulations.

4.3	SUBSCRIBER Representations -

a.	The First Shares Subscription herein shall be acquired solely by and for the account of the Subscriber for investment, and are not being purchased for subdivision, fractionalization, resale or distribution; the Subscriber has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge all or any part of the First Shares for which the Subscription Subscriber is subscribing, and the Subscription Subscriber has no present plans or intentions to enter into any such contract, undertaking or arrangement. In order to induce the Company to issue and sell the First Shares to the Subscription Subscriber, the Subscriber agrees that the Company will have no obligation to recognize the ownership, beneficial or otherwise, of the First Shares by anyone but the Subscriber;

b.	The Subscriber has received, read, understands and is fully familiar with the any documents related to the Company accompanying this Agreement;

c.	The Subscriber understands that any financial information about the Company delivered to the Subscriber may contain management’s projections of, among other things, future results of operations. In addition, no independent accountants or auditors have compiled or examined the estimates and projections and, accordingly, no opinion is expressed or any other form of assurance with respect to these estimates and projections. Any and all projections are based upon a number of good faith assumptions and estimates presented with numerical specificity and considered reasonable by the Company when taken as a whole. These assumptions and estimates, however, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control and are based upon specific assumptions with respect to future business decisions. Actual results will vary from the estimates used in making the projections and such variations may be material. The Subscriber agrees that nothing set forth in the financial information is a representation or warranty by the Company or any other person of results that will actually be achieved;

d.	The Subscriber understands and has adequately informed each of its partners that the First Shares are a speculative investment which involves a high degree of risk of loss of the investment therein, the Subscriber’s financial situation is such that the Subscriber and each of its partners can afford to bear the economic risk of holding the First Shares acquired by the Subscriber hereunder for an indefinite period of time, has adequate means for providing for the Subscriber’s current needs and contingencies and can afford to suffer the complete loss of the investment in the First Shares;

e.	The Subscriber and the Subscriber’s representatives, including its partners, the Subscriber’s financial, tax, legal and other advisers (collectively, “Subscriber’s Advisors”), have carefully reviewed all documents furnished to them in connection with the investment in the First Shares, and understand and have taken cognizance of all the risk factors delivered herewith and related to such investment, and no representations or warranties have been made to the Subscriber or the Subscriber’s Advisors concerning such investment or the Company, the Company’s prospects or other matters;

f.	The Subscriber and each of its partners has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the acquisition of the First Shares and the business of the Company, and to obtain any additional information which the Subscriber or the Subscriber’s Advisors deem necessary to verify the accuracy of the information that has been provided to the Subscriber, in order for the Subscriber to evaluate the merits and risk of the investment in the First Shares;

g.	The Subscriber understands and has adequately informed each of its partners that no authority has made any finding or determination as to the fairness of an investment in the First Shares;

h.	The Subscriber is unaware of, is in no way relying on, and did not become aware of the opportunity to purchase the First Shares through or as a result of, any form of general solicitation or general advertising, including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, in connection with this Subscription of shares;

i.	The Subscriber agrees that it will not transfer the First Shares or any interest therein, unless and until the Company shall have consented thereto (which consent may be withheld in the absolute discretion of the Company’s Board of Directors). The Subscriber acknowledges that it generally must hold the First Shares for a minimum period of one year and may not sell, transfer, pledge or otherwise dispose of the First Shares. Further, the Subscriber shall provide, if the Company so requires, a legal opinion satisfactory to the Company, that the intended disposition will not violate any laws of Malta in place at the time;

j.	The Subscriber is duly organized, validly existing and in good standing under the laws of the British Virgin Islands, has duly authorized the execution and delivery of this Agreement (which shall be the legal, valid and binding obligation of such entity) and the consummation of the transactions contemplated hereby by all necessary action;

k.	The execution and delivery of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Subscriber or any of its partners is a party or by which the Subscriber or any of its partners is bound;

l.	Any information which the Subscriber has heretofore furnished or is furnishing herewith to the Company about the Subscriber, and any and all information filed by the Subscriber with the relevant authorities, is complete and accurate. The Subscriber further represents and warrants that the Subscriber will notify and supply corrective information to the Company immediately upon the occurrence of any change therein occurring prior to this Subscription of shares;

m.	The Subscriber expressly represents that: (i) it has such knowledge and experience in financial and business matters, in general, and in investments of the type described in this Agreement, in particular, and that it is capable of evaluating the merits, risks and other facets of the subject investment; (ii) its financial condition is such that it has no need for liquidity with respect to its investment in the First Shares to satisfy any existing or contemplated undertaking or indebtedness; (iii) it is able to bear the economic risk of its investment in the First Shares for an indefinite period of time, including the risk of losing all of its investment, and the loss of its entire investment in the First Shares would not materially adversely affect the Subscriber; and (iv) it has participated in other privately placed investments and has such knowledge and experience in business and financial matters, has the capacity to protect its own interest in investments like the subject investment, and is capable of evaluating the risks, merits and other facets of the subject investment;

n.	The Subscriber expressly represents that it has read and understood the Risk Factors attached to this agreement under Annex 1;

o.	In evaluating the suitability of an investment by the Subscriber in the Company, the Subscriber, having been delivered a copy of the documents in relation to the subscription of the First Shares (if any), acknowledges that it has relied solely upon the documents in relation to the Subscription of the First Shares (if any), documents and materials submitted therewith, and independent investigations made by the Subscriber in making the decision to purchase the First Shares subscribed herein, and acknowledges that no representations or agreements (oral or written), other than those set forth in the documents in relation to the subscription of the First Shares (if any), have been made to the Subscriber with respect thereto. The Subscriber acknowledges that the documents in relation to the subscription of the First Shares (if any) supersede any prior information submitted to him, her or it regarding the investment opportunity described in such documents;

p.	The Subscriber expressly acknowledges that it may be required to provide current financial and other information to the Company to enable the Company to determine whether the Subscriber is qualified to purchase the First Shares;

q.	The Subscriber expressly agrees that the Company may present information contained herein or furnished by the Subscriber to such persons as it deems appropriate if called upon to verify the information provided;

r.	The Subscriber on behalf of itself and each of its partners represents that the amounts invested in the Company pursuant to this Agreement were not and are not directly or indirectly derived from activities that contravene any laws and regulations of Malta, including anti-money laundering laws and regulations among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC and FATF prohibited countries, territories, persons and entities can be found on the OFAC website (http://www.treas.gov/ofac) and the FATF website (Documents - Financial Action Task Force (FATF) (fatf-gafi.org)). In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists;

s.	None of: (i) the Subscriber; (ii) any person controlling, controlled by, or under common control with the Subscriber; or (iii) any person for whom the Subscriber is acting as agent or nominee in connection with this subscription of shares, is a country, territory, individual or entity named on an OFAC and FATF list, or a person or entity prohibited under the OFAC Programs. The Subscriber agrees to notify the Company promptly should the Subscriber or any of its controlling shareholders become aware of any change in the information set forth in these representations. The Subscriber understands and acknowledges and has adequately informed each of its affiliates that, by law, the Company may be obligated to “freeze the account” of the Subscriber, either by prohibiting additional subscriptions from the Subscriber, refusing to make distributions and/or segregating the assets in the account in compliance with Maltese laws and regulations. The Subscriber further acknowledges that the Company may, by written notice, suspend the redemption rights, if any, of the Subscriber if the Company reasonably deems it necessary to do so to comply with anti-money laundering regulations applicable to the Company or any of the Company’s other service providers. These individuals include specially designated nationals, especially designated narcotics traffickers and other parties subject to OFAC and FATF sanctions and embargo programs; and

t.	None of: (i) the Subscriber; (ii) any person controlling, controlled by, or under common control with, the Subscriber including each of its partners; or (iii) any person for whom the Subscriber is acting as an agent or nominee in connection with this investment, is a senior foreign political figure, or any immediate family member or close associate of a senior political figure.

4.4	No Other Contracts

The Subscriber represents and warrants that neither the execution and delivery of this Agreement by the Subscriber nor the performance of the Subscriber’s duties and obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which the Subscriber is a party or by which the Subscriber is bound, nor shall the execution and delivery of this Agreement by the Subscriber or the performance of the Subscriber’s duties and obligations hereunder give rise to any claim or charge against either the Subscriber, the or the Company based upon any other contract, indenture or agreement to which the Subscriber is a party or by which the Subscriber is bound.

5.	REPRESENTATION AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Subscriber as follows:

5.1	Organisation, Standing - The Company is duly organized, validly existing and in good standing under the laws of Malta and has requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

5.2	Authorisation and Binding Effect - The Company has all requisite powers and authority to execute and deliver, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company of its obligations hereunder have been duly authorized by all necessary action on behalf of the Company, and this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

5.3	Conflict with Laws and Other Instruments - The execution and delivery of this Agreement, the consummation of the subscription of shares contemplated hereby and the performance by the Company of its obligations hereunder will not conflict with or result in the violation of or default under any provision of the Company’s organizational documents. No consent, approval, authorization or order of any court or governmental agency is required in connection with the consummation of the transaction contemplated by this Agreement.

5.4	Subsidiaries. All of the direct and indirect subsidiaries of the Company (the “Subsidiaries) and their respective jurisdictions of incorporation are set forth on Schedule 5.4. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of pre-emptive and similar rights to subscribe for or purchase securities. “Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

5.5	Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and no legal or administrative proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

5.6	Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s shareholders in connection herewith or therewith other than in connection with the required approvals. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

5.7	No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s memorandum or articles of association, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the required approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected;

5.8	Issuance of the Shares. The Shares are duly authorized and, when issued and paid for, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.

5.9	Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (collectively, an “Action”).

5.10	Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labour matters.

5.11	Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations, approvals, orders, licenses and permits issued by the appropriate federal, state, local or foreign regulatory authorities, or by any foreign, federal, state or local governmental or regulatory authority necessary to conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any permit or license. All licenses and permits owned by the Company and the Subsidiaries in connection to casino operation, gaming and gambling are set forth in Schedule 5.11.

5.12	Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all properties owned by them and good and marketable title in all property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens. Schedule 5.12 sets forth all of the assets that the Company and its Subsidiaries own or have the rights to.

5.13	Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses (collectively, the “Intellectual Property Rights”). Schedule 5.13 sets forth all of the Intellectual Property Rights that the Company and its Subsidiaries own or have the rights to use. None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within five (5) years from the date of this Agreement. All such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

5.14	Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

5.15	Solvency. Based on the consolidated financial condition of the Company as of the date hereof, after giving effect to the receipt by the Company of the proceeds from the sale of the Shares hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the date hereof. For the avoidance of doubt, such reorganization does not include the Company’s mergers, acquisitions or other strategic transactions which are not for the primary purpose of avoiding bankruptcy. Schedule 5.15 sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. Company shall convert the Indebtedness to equity prior or simultaneously to the closing of the Second Shares. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of US$50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto); and (z) the present value of any lease payments in excess of US$50,000 due under leases. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

5.16	Tax Status. The Company and its Subsidiaries, if applicable, each (i) has made or filed all applicable tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

5.17	Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

5.18	Projections. The financial projections set forth in Schedule 5.18, and any other statement with respect to projected revenues, net margin and operating income (the “Projections”), were prepared by the Company based on reasonable and appropriate assumptions for projections of such kind and with respect to the Company, including, among other things, (i) the Company’s anticipated future performance after the consummation of this offering, (ii) general business and economic conditions, (iii) competitive forces and (iv) the actions of regulatory agencies and governmental bodies. The Projections are based upon an analysis of the data available to the Company, after due inquiry and good faith effort, at the time of the Projections, and the Company believes the information contained in the Projections is accurate. The Company expects that the Projections will be realized.

5.19	Use of Proceeds. The Company shall not use the proceeds from the closing of the Shares to repay any portion of the Indebtedness as set forth in Schedule 5.15 or any other debt incurred in the future until the closing of the Second Shares.

5.20	The Company represents that:

a.	The Company has complied with the applicable tax laws and regulations, has paid all taxes and has made all withholdings required to be paid or made. The Company has filed all tax returns, forms and declarations it is required to file, and has paid all taxes it owes except taxes which have not yet accrued or otherwise become due and has duly made provisions for the payment of the applicable taxes;

b.	no tax authority is asserting against the Company or threatening to assert against the Company any deficiency or claim for reduction of tax credits, additional taxes, or interest thereon or penalties in connection therewith.

c.	there are no arrangements or undertakings under which the Company (a) is borrowing or is entitled to borrow any money, (b) is lending or has committed to lend any money, or (c) is a guarantor with respect to the obligations of any person;

d.	no other document or information exists which has not been disclosed the contents of which can in any way contradict the documents or information disclosed; and

e.	there are no material elements, facts or data relating to the First Shares in the Company that are of a substantial importance for a potential transfer of the First Shares and which the Subscriber, having fulfilled due diligence as a bonus paterfamilias, were not aware of and could be reasonably become aware of, and thereby should reasonably have been communicated to the Subscriber but were not, and that, if the SUBSCRIBER would have had knowledge thereof, would have made the Subscriber renounce the Agreement and/or would have had a material impact on the terms and conditions under which the Subscriber would have entered into the Agreement.

6.	SUBSCRIPTION RESTRICTIONS

The Subscriber understands:

a.	that the Subscription of the First Shares shall be registered with the Malta Business Registry in accordance with Maltese law;

b.	that no resale of the First Shares may be affected unless the resale of such First Shares is registered in accordance with Maltese law;

c.	that there is no established public, private or other market for the First Shares acquired by the Subscriber hereunder and it is not anticipated that there will be any public, private or other market for such First Shares in the foreseeable future;

d.	that the Company’s organizational documents may contain transfer restrictions, rights of first refusal and other restrictions and limitations applicable to the First Shares. Any subscription of any, all or a portion of the First Shares must be in compliance with the terms and provisions thereof.

e.	That the investment is speculative and subject to risk.

f.	That the right to subscribe and/or transfer shares in the Company is restricted in the manner and to the extent provided in the Articles of Association of the Company

g.	That except as specifically provided for in this Agreement, neither Party may sell, transfer, pledge or otherwise encumber its First Shares in the Company.

h.	That unless otherwise stipulated in this Agreement, in the event that the Subscriber wishes to sell or transfer its First Shares, it may do so if it first offers the First Shares to the other Parties (hereinafter referred to as the “Offer”). The Offer shall state (i) the number of First Shares to be sold or transferred (hereinafter referred to as the “Offered Shares”), (ii) the proposed transfer price and other terms and, (iii) the proposed transfer date (which must be a date falling after the fifth (5th) week of the receipt of the Offer by the other Parties).

i.	That a Party’s right of first refusal set out in this clause may be exercised only if the Party acquires all the Offered Shares.

j.	That if more than one Party wishes to exercise the right of first refusal under this clause, then the accepting Parties shall share the Offered Shares between them proportionally in accordance with their then current shareholding in the Company.

k.	That if the offered Parties have not within four (4) weeks from the receipt of the Offer undertaken to purchase the Offered Shares, the Offer shall be considered to have been rejected by such Party.

l.	That if acceptance from the offered Parties to acquire all the Offered Shares have been received within the time period stipulated in Clause 6(k) above, the consummation of the acquisition of the Offered Shares shall take place on the fifth (5th) Business Day after the end of said time period and on the terms and conditions set out in the Offer.

m.	That if (i) acceptance in accordance with the above clauses has not been received, or (ii) the offered Party defaults in making payment for the Offered Shares, the Party that made the Offer may, within ninety (90) Business Days of receipt of notification of that fact, transfer all of such Offered Shares to any person or entity that is not directly or indirectly involved in any business competing with that of any Group Company, provided, however, that such a sale is made on terms no more favourable to the purchaser than the terms of the Offer. A Party that wants to transfer its shares to a third party in accordance with this clause must send a notice containing the price and other terms of the transfer to the other Parties at least two (2) weeks prior to the consummation of such transfer.

7.	DRAG ALONG

7.1	In the event that a shareholder/s (hereinafter referred to as the “Seller/s”) holding in excess of fifty per cent (50%) of the shares in the Company (hereinafter referred to as the “Majority Interest”) wishes to transfer all his/their interest in the shares to a bona fide third party purchaser (hereinafter referred to as the “Proposed Buyer”), the Seller/s may require all the other shareholders (hereinafter referred to as the “Other Shareholders”) to sell and transfer all their shares to the Proposed Buyer (hereinafter referred to as the “Drag Along Option”).

7.2	The Seller may exercise the Drag Along Option by giving written notice (hereinafter referred to as the “Drag Along Notice”) to the Other Shareholders at least thirty (30) Business Days before transferring the Seller’s shares to the Proposed Buyer.

7.3	The Drag Along Notice shall specify:
-	that the Other Shareholders are required to transfer all their shares (herein called the “Called Shares”);
-	the person to whom the Called Shares are to be transfer red;
-	the consideration payable for the Called Shares which shall, for each Called Share, be an amount equal to the price per share offered by the Proposed Buyer for the Seller’s shares; and
-	the proposed date of transfer of the Called Shares.

7.4	The Drag Along Notice shall lapse if, for any reason, the Sellers have not sold their shares to the Proposed Buyer within twenty (20) Business Days of serving the Drag Along Notice. The Sellers may serve further Drag Along Notices following the lapse of any particular Drag Along Notice.

7.5	Completion of sale of the Called Shares shall take place on the Completion Date. Completion Date means the date proposed for completion of the sale of the Sellers' Shares unless:
-	All of the Holder of Called Shares and the Sellers agree otherwise in which case the Completion Date shall be the date agreed in writing by all of the Holder of Called Shares and the Sellers; or
-	that date is less than thirty (30) Business Days after the date on which the Drag Along Notice is served, in which case the Completion Date shall be seven (7) Business Days after service of the Drag Along Notice.

7.6	Within twenty (20) Business Days of the Sellers serving a Drag Along Notice on the Holder of Called Shares, the Holder of Called Shares shall deliver transfer forms for the Called Shares, together with the relevant share certificates to be held in escrow by a third party as mutually agreed upon by the Parties (herein called the “Third Party”). On the Completion Date, the Third Party, shall pay the Holder of Called Shares, on behalf of the Proposed Buyer, the amounts they are due for their shares to the extent that the Proposed Buyer has put the Third Party in the requisite funds. The Third Party shall hold the amounts due to the Holder of Called Shares in escrow for the Holder of Called Shares without any obligation to pay interest.

7.7	To the extent that the Proposed Buyer has not, on the Completion Date, put the Third Party in funds to pay the consideration due, the Third Party shall be entitled to the return of the transfer forms and share certificates for the relevant Called Shares to the Holder of Called Shares and the holder of the Called Shares shall have no further rights or obligations under this clause in respect of their shares.

7.8	If any holder of the Called Shares does not, on completion of the sale of the Called Shares, execute transfer /s in respect of all of the Called Shares held by it, the defaulting holder of the Called Shares shall be deemed to have irrevocably appointed any person nominated for the purpose by the Sellers to be his agent and attorney to execute all necessary transfer /s on his behalf, against receipt by the Third Party of the consideration payable for the Called Shares, to deliver such transfer/s to the Proposed Buyer (or as they may direct) as the holder thereof. After the Proposed Buyer has been registered as the holder, the validity of such proceedings shall not be questioned by any such person.

8.	TAG ALONG

8.1	In the event that a shareholder/s (hereinafter referred to as the “Seller/s”) holding in excess of fifty per cent (50%) of the shares in the Company (hereinafter referred to as the “Majority Interest”) wishes to transfer all its/his/their interest in the shares to a bona fide third-party purchaser (hereinafter referred to as the “Proposed Buyer”), the shareholder/s holding less than fifty percent (50%) of the shares in the Company (hereinafter referred to as the “Minority Interest”) may require that they join the transaction at the same valuation as the Majority Interest (hereinafter referred to as the “Tag Along Option”).

8.2	The Minority Interest may exercise the Tag Along Option by giving written notice (hereinafter referred to as the “Tag Along Notice”) to the Sellers at least thirty (30) Business Days before transferring ring the Seller’s shares to the Proposed Buyer.

8.3	The Tag Along Notice shall specify:
-	that the Minority Shareholders require that they join the transaction and transfer the Minority Interest (herein called the “Tagged Shares”);
-	Details of the Tagged Shares, including the details of the Shareholders and number of shares;
-	a demand for the consideration payable for each Tagged Share to be an amount equal to the price per share offered by the Proposed Buyer for the Seller’s shares; and
-	a request for the proposed date of transfer of the Tagged Shares

.

8.4	The Tag Along Notice shall lapse if, for any reason, the Sellers have not sold their shares to the Proposed Buyer within twenty (20) Business Days of receiving the Tag Along Notice. Further Tag Along Notices may be served following the lapse of a Tag Along Notice.

8.5	Completion of sale of the Shares shall take place on the Completion Date. Completion Date means the date proposed for completion of the sale of the Sellers' Shares unless:

-	all of the Shareholders and the Sellers agree otherwise in which case the Completion Date shall be the date agreed in writing by all of the Shareholders and the Sellers; or
-	that date is less than thirty (30) Business Days after the date on which the Tag Along Notice is served, in which case the Completion Date shall be seven (7) Business Days after service of the Tag Along Notice.

8.6	Within twenty (20) Business Days of the Minority Interest serves a Tag Along Notice on the Majority Members, the Minority Interest shall deliver transfer forms for the Tagged Shares, together with the relevant share certificates to be held in escrow by a third party as mutually agreed upon by the Parties (hereinafter referred to as the “Third Party”). On the Completion Date, the Third Party, shall pay the Holder of Tagged Shares, on behalf of the Proposed Buyer, the amounts they are due for their shares to the extent that the Proposed Buyer has put the Third Party in the requisite funds. The Third Party shall hold the amounts due to the Holder of Tagged Shares in escrow for the Holder of Tagged Shares without any obligation to pay interest.

8.7	To the extent that the Proposed Buyer has not, on the Completion Date, put the Third Party in funds to pay the consideration due, the Third Party shall be entitled to the return of the transfer forms and share certificates for the relevant Tagged Shares to the Holder of Tagged Shares and the Holder of Tagged Shares shall have no further rights or obligations under this clause in respect of their shares.

8.8	If any Holder of the Tagged Shares does not, on completion of the sale of the Tagged Shares, execute transfer /s in respect of all of the Tagged Shares held by it, the defaulting Holder of Tagged Share shall be deemed to have irrevocably appointed any person nominated for the purpose by the Sellers to be his agent and attorney to execute all necessary transfer /s on his behalf, against receipt by the Third Party of the consideration payable for the Tagged Shares, to deliver such transfer /s to the Proposed Buyer (or as they may direct) as the holder thereof. After the Proposed Buyer has been registered as the holder, the validity of such proceedings shall not be questioned by any such person.

9.	Unsuitable Person

9.1	An Unsuitable Person in terms of this clause shall mean any person, legal or natural, who may be deemed to be unsuitable by the Company, as a result of a notification given to the Company by a US State gambling/gaming regulator, indicating that such person, legal or natural, may or shall, materially jeopardize, harm or materially delay current or future gambling licences and/or applications of the Company.

9.2	Any equity interests of the Company owned or controlled by a person, legal or natural or its Affiliates deemed to be an Unsuitable Person by the Company, following a notification by a US State gambling/gaming regulator indicating that such person may or shall, materially jeopardize, harm or materially delay current or future gambling licences and/or applications of the Company, will be subject to mandatory sale and transfer in such number and class(es)/series of equity interests.

9.3	In the event of the notification by the gambling/gaming regulator as described above, the Company and the Unsuitable person shall enter into an agreement whereby the Company shall be granted the opportunity to purchase the shares held by the Unsuitable Person.

9.4	If the Company and the Unsuitable Person fail to agree on the terms of agreement, the Unsuitable Person shall be allowed forty-five (45) Business Days within which he must find an alternative buyer for all or part of his shares.

9.5	In default of the above provision, the shares will be deposited with a third party as mutually agreed by the Parties involved, who shall liquidate the shares within ninety (90) Business Days. Should the Parties fail to agree on the third-party to be appointed, the dispute shall be resolved in line with Clause 15 on Governing Law and Dispute Resolutions, of this Agreement.

10.	CONTROL OVER THE COMPANY

10.1	For the purposes of this clause, the term ‘Control’ shall mean instances where the Subscriber has majority shareholding granting majority voting power; the Subscriber has non-passive investment that can trigger control in particular if same involves ten percent (10%) or more of the Company’s voting rights; the Subscriber has a right to appoint a director on the Board of Directors of the Company; the Subscriber has access to material non-public information about the Company’s critical technology; or when the Subscriber has other substantial influence, formal or informal regarding the Company’s critical technology.

10.2	The Parties hereto shall use their respective reasonable endeavours to ensure that any required third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties hereto may reasonably require.

10.3	Nothing in this Agreement shall be construed to provide the Subscriber any of the following:
-	Control over the Company;
-	Access to any material non-public technical information in the possession of the Company;

-	Membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company;
-	Any involvement, other than through the voting rights of shares, in substantive decision-making of the Company;
-	The use, development, acquisition or release of any Company critical technology;
-	The use, development, acquisition, safekeeping, or release of sensitive personal data of any person/s maintained or collected by the Company; or
-	The management, operation, manufacture, or supply of covered investment critical infrastructure.

Provided that to the extent any governmental authority finds that the Subscriber has acquired any of abovementioned items of this Sub-Clause, the Parties shall work in good faith to promptly address the issue with the relevant governmental authority.

11.	CONFIDENTIALITY

11.1	The Parties agree to maintain any or all information and documentation relating to the subject-matter of this Agreement in strictest confidence and shall not, save as may be necessary for the proper fulfillment of this Agreement or by joint consent disclose or release same to any other Party or as may be required by any applicable regulatory body.

12.	COSTS

12.1	Each Party shall bear its own costs in relation to the sale and purchase of the First Shares and to the preparation, execution and carrying into effect of this Agreement and of all other documents referred to in it.

12.2	Any capital gains taxes or other taxes due by the Company, if applicable, in respect of this transaction in any part of the world shall be borne by the Company.

12.3	Any taxes due by the Subscriber in Malta in respect of this transaction shall be borne by the Subscriber in terms of Maltese law.

13.	MISCELLANEOUS

13.1	This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the Parties hereto with respect to the subject matter hereof.

13.2	If any term or provision in this Agreement (or any part of such a term or provision) shall be held by any Court or Tribunal of competent jurisdiction to be unenforceable, under any enactment or rule of law, such term or provision or part shall to that extent be deemed severable and not to form part of the Agreement, but the validity and enforceability of the remainder of the Agreement shall not be affected.

13.3	This Agreement may be amended only by a written agreement executed by each of the Parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all Parties hereto and each of their respective successors and assigns.

13.4	The Parties to this Agreement irrevocably declare that they are satisfied with this procedure of exchange of the shares and they irrevocably acknowledge that any pre- emption rights in relation thereto are hereby waived.

13.5	The headings contained herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of any of the terms of this Agreement for the exchange of shares contemplated herein.

13.6	Piggy-Back Registrations. If at any time the Company intends to file a registration statement or prospectus worldwide for a public offering (on a best-efforts, firm- commitment or other basis) (an “Initial Public Offering”), the Company shall send to the Subscriber a written notice of such intention at least thirty (30) days prior to such filing and, if within fifteen (15) days after the receipt of such notice, the Subscriber so requests in writing, the Company shall include in such registration statement or prospectus all or any part (but in no event less than half) of the Shares held by the Subscriber. If for any reason the Company fails to honour its obligation under this Section, without limiting any other remedies the Subscriber is entitled to hereunder, the Company (i) shall upon the written request (to be received within five (5) business days of any closing of such public offering) of the Subscriber electing to sell its Shares to the Company, purchase from the Subscriber those Shares set out in the written request at a price that is equal to 105% of the price of the securities sold in the Initial Public Offering and (ii) upon the Subscriber’s request, agrees to use its best efforts to file within thirty (30) days of the receipt of such request, or to assist the Subscriber in such filing, a registration statement pursuant to the U.S. Securities Act of 1933, as amended, for a distribution of the Shares to the Subscriber’s stockholders.

13.7	Demand Registrations. Upon Company’s listing on any exchange worldwide, after six (6) months from the signing of this Agreement and after receipt of a written request (a "Demand Registration Request") from the Subscriber stating its desire and intend to have the Company register all or a portion of the Shares held by them under such circumstances, the Company shall file as promptly as practicable a registration statement or prospectus and use its reasonable best efforts to cause shares to be eligible for resale to the public market.

13.8	Anti-dilution Adjustment. At any time after the date hereof until a Liquidity Event of the Company, if the Company shall issue or propose to issue any additional shares of the Company to settle any debt or as part of restructure of Company’s capital structure, the Subscriber’s Shares shall be increased or adjusted to maintain the same ownership percentage on a fully-diluted basis as immediately prior to such issuance or restructure.

“Liquidity Event” shall mean an Initial Public Offering or any event that allows the Subscriber to cash out all or part (but in no event less than 50%) of its ownership shares, including but not limited to acquisition, merger, or other such events.

13.9	If at any time after the issuance of the Second Shares but prior to the Initial Public Offering, or the Company becoming a reporting company with the Securities and Exchange Commission (SEC), the Company intends to offer securities (a “Private Placement”), it shall send to the Subscriber a written notice of such intention at least twenty (20) days prior to such offer including the material terms of the Private Placement. If the Subscriber reasonably believes that upon the conclusion of the Private Placement it would soon become either an “Investment Company” under the Investment Company Act of 1940, as amended, or a “Passive Foreign Investment Company” under the U.S. Internal Revenue Code, the Subscriber may inform the Company within ten (10) days after the receipt of such notice of its intention to participate in the Private Placement on substantially the same terms. If the Subscriber elects to participate in such Private Placement, the Company shall sell in such Private Placement Shares of the Subscriber that will equal 50% of the sales price of the securities sold in the Private Placement.

13.10	The Company shall use its best efforts to assist the Subscriber to avoid being deemed as an “Investment Company” or a “Passive Foreign Investment Company”, including but not limited to, permitting piggy-back registration rights as set forth in Section 13.6 and the rights granted under the Demand Registration Request as set forth in Section 13.7, distribution or declaration of dividend by the Subscriber to its shareholders or share buyback by the Company.

13.11	CFIUS. Nothing herein shall be construed to provide the Subscriber any of the following: (i) “control” (as defined in the United States Defense Production Act of 1950 (the “DPA”)) over the Company; (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA). To the extent any governmental authority finds that Investor has acquired any of items (i)-(iv) of this paragraph, Investor shall promptly address such issue to the satisfaction of the Company and the relevant governmental authority.

14.	GOVERNING LAW AND JURISDICTION

14.1	The Parties agree that the validity, interpretation and enforcement of this Agreement, shall be governed exclusively by the laws applicable in the Republic of Malta.

14.2	In the event of any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination, interpretation, or validity thereof, the Parties to this Agreement shall make every reasonable effort to resolve the dispute through good faith negotiation, and if the dispute cannot be resolved through negotiation it shall be decided exclusively by arbitration in Malta in accordance with Part V (International Arbitration) of the Malta Arbitration Act and the Arbitration Rules of the Malta Arbitration Centre as at present in force. The appointing authority and administrator shall be the Malta Arbitration Centre. The number of arbitrators shall be one. The place of arbitration shall be Malta. The language to be used in the arbitral proceedings shall be English. All information relating to the Arbitration proceedings shall be kept confidential between the Parties and their representatives.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement for Subscription of Shares on the date hereinbefore set forth.

/s/ Jiancong Huang
Jiancong Huang, CEO
f/obo xSigma Entertainment Limited
Subscriber

/s/ Daniel Eric Graetzer
Daniel Eric Graetzer
f/obo CG Malta Holding Limited
Company